EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

CYGENE LABORATORIES, INC.

Pursuant to Section 242 of the General Corporation Law

of the State of Delaware

CyGene Laboratories, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.

The name of the Corporation is CyGene Laboratories, Inc.

2.

The original name of the Corporation was Transpirator Technologies, Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 22, 1986.

3.

Article 4 of the Certificate of Incorporation, as heretofore amended, is hereby further amended, to increase the number of shares of capital stock that the Corporation is authorized to issue, as follows:

“4.

Capital Stock

A.

Authorized Capital Stock.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is TWO HUNDRED MILLION (200,000,000) shares of common stock, par value $.001 per share (hereinafter, the “Common Stock”), and ONE MILLION (1,000,000) shares of preferred stock, par value $.001 per share (hereinafter, the “Preferred Stock”).”

4.

This Certificate of Amendment of the Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5.

Pursuant to a resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

IN WITNESS WHEREOF, this Certificate of Amendment has been signed on behalf of CyGene Laboratories, Inc. by Martin Munzer, its President, under penalties of perjury, on this 22nd day of February, 2008.

CyGene Laboratories, Inc.

By:	/s/ MARTIN MUNZER
Martin Munzer, President

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